PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                    ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

         Lawrenceburg, Indiana; April 27, 2006. United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared an initial quarterly cash dividend of $.07 per common share. The dividend will be paid on or about June 7, 2006, to stockholders of record as of the close of business on May 11, 2006. This is the first cash dividend for the Company since the completion of its mutual holding company reorganization and minority stock offering on March 30, 2006.

         "We are very pleased to begin paying a cash dividend to our shareholders," said William F. Ritzmann, President and Chief Executive Officer of the Company. "The payment of dividends reflects our long-term commitment to enhancing shareholder value, and we intend to continue paying quarterly dividends in the future, assuming that our financial position continues to allow such payments."

         United Community MHC, the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend. The waiver is subject to the OTS not objecting to it.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana. At December 31, 2005, United Community Bank had total assets of $322.7 million, deposits of $291.1 million and total equity of $30.3 million.

         Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and that may be described in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2005 filed with the Securities and Exchange Commission, which is available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements.


Contact:

United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822